UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                            SCHEDULE 14A

              Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)



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( )	Preliminary Proxy Statement

( )	Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

( )	Definitive Proxy Statement

(X)	Definitive Additional Materials

( )	Soliciting Material Pursuant to Section 240.14a-12





                        Oakridge Holdings, Inc.

          (Name of Registrant as Specified In Its Charter)
                         _____________________

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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( )     Fee paid previously with preliminary materials.

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        was paid previously. Identify the previous filing by registration
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The Board of Directors of Oakridge Holdings, Inc. mailed the following letter to the company's shareholders today:



December 12, 2013

Dear Shareholder:

Oakridge Holdings, Inc. (the "Company") is providing you this letter to inform you that the Company's Board of Directors (the "Board") has moved the date for the Company's 2013 annual meeting of shareholders (the "Meeting") from the previously announced date of December 16, 2013 to December 27, 2013.

Due to a delay by the Company's independent auditor in completing its audit for the Company's fiscal year ended June 30, 2013, the Company could not finalize its annual report for the 2013 fiscal year until December 13, 2013. The Company's 2013 annual report is required to accompany the enclosed proxy materials. The Company therefore could not provide you the enclosed notice of meeting and proxy material prior to December 13, 2013. Because the Company's organizational documents require the Company to provide shareholders at least 10 days' before the date of the Meeting, the Meeting could not be held on its previously announced date in accordance with the Company's organizational documents and the Company set a new date for the Meeting.

We encourage you to sign, date and return the enclosed proxy card as promptly as possible using the postage-paid envelope provided. If you decide to attend the Meeting, you may revoke the proxy and vote your shares in person.

Sincerely,

/s/ Robert B. Gregor
Robert B. Gregor
Secretary